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                                                                   EXHIBIT 23.02
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                        CONSENT OF KPMG PEAT MARWICK LLP


     We consent to the incorporation herein by reference of our reports dated January 8, 1998, relating to the consolidated balance sheets of VeriSign, Inc. and subsidiary as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from April 12, 1995 (inception) to December 31, 1995, and for each of the years in the two-year period ended December 31, 1997, and the related schedule, which reports appear in the registration statement (No. 333-40789) on Form S-1 of VeriSign, Inc.

                                           KPMG PEAT MARWICK LLP

San Francisco, California
February 23, 1998